Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the financial statements of Integrys Energy Group, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of a new accounting standard) and the effectiveness of Integrys Energy Group, Inc.'s internal control over financial reporting dated February 25, 2010, appearing in the Annual Report on Form 10-K of Integrys Energy Group, Inc. for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP

Milwaukee, WI
August 5, 2010